Bob Brand
972-281-5335
Bob.Brand@kcc.com

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2011 RESULTS

DALLAS, October 24, 2011-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2011 results and updated its full-year 2011 key planning assumptions.
Executive Summary

•
Third quarter 2011 net sales were an all-time record $5.4 billion and increased 8 percent. Organic sales, which exclude the impact of changes in foreign currency rates, rose 4 percent, driven by higher net selling prices. The organic growth was highlighted by an 11 percent increase in K-C International.

•	Diluted net income per share for the quarter was $1.09 compared with $1.14 in the year-ago period. Third quarter adjusted earnings per share were $1.26 in 2011.

•
Adjusted earnings per share in the third quarter increased 11 percent compared to diluted net income per share in the prior year. Third quarter adjusted earnings per share benefited from sales growth, cost savings, a lower share count and a reduced effective tax rate, partially offset by significant input cost inflation and lower net income from equity companies.

•
The company is now targeting 2011 adjusted earnings per share in a range of $4.80 to $4.90. The company's previous expectation was that adjusted earnings per share were more likely to be in the lower half of the guidance range of $4.80 to $5.05. Adjusted earnings per share for the third quarter and full-year 2011 exclude costs for certain items described later in this news release.

Chairman and Chief Executive Officer Thomas J. Falk said, “While we are not on track with all of our goals this year, I'm encouraged that execution of our Global Business Plan strategies enabled us to deliver four percent growth in organic sales and double-digit growth in adjusted earnings per share in the third quarter. Our focus on targeted growth initiatives, revenue realization and cost reduction allowed us to overcome significant input cost inflation and softer-than-expected demand in portions of the developed markets. Our market positions remain solid overall and our innovation and marketing programs are on track. We also continue to generate strong cash flow.”
Falk added, “Looking ahead, we expect our momentum with revenue realization and targeted growth initiatives to continue, led by K-C International. We will also continue to focus on delivering cost savings, reducing overhead spending and generating significant cash flow. Given recent input cost changes, we are now expecting less commodity cost inflation in 2011 than previously estimated. On the other hand, based on third quarter results and current market conditions, we have reduced our full-year volume estimates somewhat for portions of the developed markets. In addition, as a result of the recent strengthening of the U.S. dollar, we are now assuming less benefit this year from foreign currency

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exchange rates. Despite the challenging near-term economic conditions, we will continue to execute our Global Business Plan in order to improve shareholder value.”
Third Quarter 2011 Operating Results
Total company sales of $5.4 billion increased 8 percent compared with the third quarter of 2010. Organic sales rose 4 percent, driven by higher net selling prices of 3 percent and slightly improved product mix and sales volumes. Volumes benefited from product innovations and targeted growth initiatives, but were negatively impacted by softer-than-expected demand in portions of North America and Europe. Changes in foreign currency exchange rates increased sales by 4 percent.
Operating profit was $662 million in the third quarter of 2011, down 5 percent from $698 million in 2010. Adjusted operating profit was $757 million in the third quarter of 2011. Adjusted results in the third quarter of 2011 exclude $95 million of costs for the pulp and tissue restructuring. Results benefited from sales growth and $90 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Meanwhile, inflation in key cost inputs amounted to approximately $150 million overall versus 2010, including $110 million for raw materials other than fiber, primarily polymer resin and other oil-based materials, $20 million for energy, $15 million in distribution costs and $5 million in fiber costs. Lower production volumes in 2011 to manage inventory levels adversely affected operating profit comparisons by $30 million. Marketing, research and general expenses in the third quarter of 2011 increased somewhat compared to 2010, but fell as a percent of net sales, reflecting the company's focus on reducing overhead spending, along with significant year-ago marketing spending.
Other (income) and expense, net was $17 million of income in the third quarter of 2011, driven by the sale of a small, non-core business in Latin America and foreign currency transaction gains. Prior year other (income) and expense, net was $7 million of expense.
The company's effective tax rate for the third quarter of 2011 was 29.1 percent compared to 30.3 percent in the year-ago period. The adjusted effective tax rate, which excludes the effects of the previously mentioned pulp and tissue restructuring, was 29.3 percent in the third quarter of 2011. Given the year-to-date adjusted tax rate of 30.1 percent, the company now expects that the full-year rate should be toward the low end of the target range of 30 to 32 percent.
Kimberly-Clark's share of net income of equity companies in the third quarter of 2011 was $35 million compared to $40 million in the year-ago period. The decline was due to lower earnings at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM). Although KCM's net sales rose double-digits, earnings were down, driven by significant input cost inflation. Foreign currency transaction losses as a result of the weakening of the Mexican peso also reduced KCM's earnings in the third quarter.
Cash Flow and Balance Sheet

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Cash provided by operations in the third quarter of 2011 totaled $750 million compared to $745 million in the prior year. The improvement was driven by higher cash earnings, mostly offset by increased working capital. Capital spending for the quarter was $221 million compared with $248 million in 2010. During the third quarter, the company repurchased approximately 0.6 million shares of its common stock at a cost of $40 million. At the end of the third quarter, year-to-date repurchases of 19.0 million shares totaled $1.24 billion. Total debt and redeemable securities was $7.2 billion at September 30, 2011 compared with $6.5 billion at the end of 2010.
To improve defined benefit pension plan funding levels, the company has decided to accelerate additional pension contributions into 2011 and reduce its 2011 share repurchase target by a similar amount.  As a result, the company's target for 2011 pension contributions is now $680 to $760 million (prior estimate $420 to $500 million), and share repurchases are expected to total approximately $1.24 billion (previous target $1.5 billion).
Third Quarter 2011 Business Segment Results
Personal Care Segment
Third quarter sales of $2.4 billion increased 9 percent. Changes in currency rates benefited sales by 4 percent. In addition, sales volumes and net selling prices each rose about 3 percent. Third quarter operating profit of $396 million decreased 7 percent. Despite benefits from sales growth and cost savings, segment operating profit declined, primarily due to input cost inflation, production curtailment and increased marketing, research and general expenses.
Sales in North America decreased 1 percent. Changes in net selling prices and product mix each reduced sales by 1 percent, while favorable currency rates added 1 point to sales. Overall sales volumes were even with the year-ago period. Volumes increased double-digits in adult care and baby wipes, with market share gains in both categories. New Poise Hourglass Shape Pads were introduced in the third quarter and contributed to the volume growth in adult care. Feminine care volumes increased high-single digits, with continued momentum in U By Kotex. On the other hand, although new Huggies Little Movers Slip-On Diapers are off to a solid start, infant care volumes fell low-single digits, and child care volumes fell at a double-digit rate. Category declines, competitive promotional activity, reductions in customer inventory levels in diapers and some consumer trade-down in child care accounted for the volume decline.
Sales increased 8 percent in Europe, including an 11 percent benefit from changes in currency rates. Sales volumes fell 1 percent, as lower diaper volumes were mostly offset by growth in other product areas, including baby wipes and child care. In addition, changes in net selling prices and product mix each reduced sales 1 percent.
Sales increased 21 percent in K-C's international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa (K-C International), including a 7 point benefit from changes in

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currency rates. Sales volumes were up 6 percent, including double-digit growth in China, South Korea and Vietnam. In addition, volumes rose high-single digits in Latin America, with broad-based improvements throughout the region. Overall net selling prices rose 9 percent compared to the year-ago period, driven by increases in Latin America.
Consumer Tissue Segment
Third quarter sales of $1.7 billion increased 4 percent. Favorable currency rates benefited sales by 5 percent. In addition, higher net selling prices increased sales 4 percent and changes in product mix benefited sales 1 percent, while sales volumes fell 6 percent. Third quarter operating profit of $206 million increased 32 percent. The increase was driven by benefits from sales growth, cost savings, and lower marketing, research and general expenses, partially offset by input cost inflation and production curtailment.
Sales in North America decreased 1 percent. Net selling prices rose 6 percent, while sales volumes fell 7 percent due to lower sales of bathroom tissue and facial tissue. The declines reflect the near-term impact of sheet count reductions, along with the company's focus on revenue realization and strong year-ago promotion support. By product category, bathroom tissue volumes fell double-digits and Kleenex facial tissue volumes were off high single-digits. In other product areas, paper towel volumes rose at a double-digit rate and benefited from improved distribution levels and promotion activity.
Sales in Europe increased 8 percent, including a favorable currency benefit of 11 percent. Sales volumes and net selling prices each declined 2 percent as market conditions worsened somewhat over the last three months.
Sales increased 11 percent in K-C International, including an 8 point benefit from changes in currency rates. Net selling prices increased 6 percent, driven by improvements in Latin America, and changes in product mix benefited sales by 3 percent. Sales volumes declined 7 percent, including a 2 point negative impact from exiting certain non-strategic products in conjunction with the pulp and tissue restructuring.
K-C Professional (KCP) & Other Segment
Third quarter sales of $0.9 billion increased 10 percent, including a 5 point benefit from changes in currency rates. In addition, sales volumes improved 3 percent and net selling prices increased 2 percent. Third quarter operating profit of $127 million increased 9 percent. The increase was driven by benefits from sales growth and cost savings, partially offset by input cost inflation and higher marketing, research and general expenses.
Sales in North America increased 4 percent. Net selling prices rose 2 percent, while changes in product mix and currency rates each benefited sales by 1 percent. Sales volumes were even with year-ago levels. Although safety product volumes advanced mid-single digits, washroom product volumes were even with year-ago levels, as high unemployment and office vacancy levels continued to impact

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demand, and wiper volumes declined low-single digits.
Sales in Europe increased 20 percent, driven by stronger currency rates that benefited sales by 13 percent. In addition, sales volumes advanced 6 percent compared to a relatively soft year-ago performance. Sales increased 19 percent in K-C International, including a 9 point benefit from favorable currency rates. Sales volumes were up 7 percent, with particular strength in Latin America and South Asia, and net selling prices rose 3 percent.
Health Care Segment
Third quarter sales of $0.4 billion increased 11 percent. Sales volumes rose 9 percent and changes in currency rates increased sales 3 percent, while net selling prices were off 1 percent. Third quarter operating profit of $56 million increased 14 percent. The increase was driven by benefits from sales growth, cost savings and higher production volumes compared to the year-ago period, more than offsetting input cost inflation.
Medical supply volumes rose double-digits, led by growth in exam gloves and surgical products, reflecting improved North American market demand. In other areas of the business, global medical device volumes increased high-single digits, including strong growth in Europe and Asia.
Pulp and Tissue Restructuring Update
In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. The restructuring is expected to be completed by the end of 2012, with total costs of $280 to $420 million after tax ($400 to $600 million pre-tax). Cash costs are projected to be 25 to 50 percent of the total charges. As a result of the restructuring, the company expects that by 2013 annual net sales will decrease by $250 to $300 million and operating profit will increase by at least $75 million. These estimates are unchanged from the original projections announced in January.
Third quarter 2011 charges for the restructuring totaled $66 million after tax ($95 million pre-tax), bringing year-to-date charges to $182 million after tax ($267 million pre-tax). The company continues to expect that $265 to $315 million of the after tax charges ($375 to $450 million pre-tax) will occur in 2011.
Year-To-Date Results
For the first nine months of 2011, sales of $15.7 billion increased 7 percent, including a favorable currency benefit of 4 percent. Organic sales rose 3 percent, driven by higher net selling prices of 2 percent and increased sales volumes of 1 percent. Year-to-date operating profit of $1,831 million declined 12 percent compared to $2,074 million in 2010. Adjusted operating profit in 2011 of $2,130 million decreased 2 percent compared to $2,172 million in 2010. Although adjusted operating profit comparisons benefited from sales growth and FORCE cost savings of $195 million, overall results

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declined, primarily due to inflation in key cost inputs of about $525 million. In addition, comparisons were negatively impacted by production curtailment to manage inventory levels. Through nine months, diluted net income per share was $2.98 in 2011 and $3.25 in 2010. Adjusted earnings per share were $3.53 in 2011 and $3.48 in 2010. The increase in adjusted earnings per share was primarily due to a lower share count and a reduced adjusted effective tax rate, mostly offset by the decrease in adjusted operating profit.
Adjusted operating profit and adjusted earnings per share in 2011 exclude charges for the pulp and tissue restructuring and a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. Adjusted operating profit and adjusted earnings per share in 2010 exclude a charge in the first quarter of 2010 for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
Outlook
The company updated several key planning and guidance assumptions for full-year 2011, as follows:

•	Net sales increase of approximately 4 to 6 percent versus previous guidance of an increase of 5 to 7 percent.

−	The company expects that organic sales will grow 2 to 3 percent (previous assumption 2 to 4 percent).

•
Volumes are anticipated to grow 1 percent, down from the previous plan of 1 to 2 percent. The change reflects somewhat lower expectations for volume growth in portions of the developed markets, particularly in the North American infant and child care categories.

•	The combination of higher net selling prices and improved product mix should contribute 1 to 2 points of additional growth (unchanged from previous expectations).

−
As a result of recent weakening of most foreign currency exchange rates relative to the U.S. dollar, changes in currency rates are now expected to increase sales by approximately 2 to 3 percent versus the previous estimate of 3 percent.

•
Inflation in key cost inputs of $575 to $625 million compared to the previous assumption of $650 to $750 million. The decreased inflation expectation is primarily due to lower pulp costs. In addition, costs for some oil-based inputs, including polymer resin, should be somewhat lower than previously expected. The company's full-year inflation expectations are based on average market pricing for benchmark northern softwood pulp of $980 to $985 per metric ton (previous estimate

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$1,000 to $1,020 per metric ton) and average oil prices of $91 to $94 per barrel (previous estimate $100 to $105 per barrel) for the year.

•
The company's share of net income from equity companies is expected to be down somewhat from the prior year. The company's previous expectation was for net income to be similar to, or up slightly, compared to last year. The change is driven by the recent weakening of the Mexican peso, adversely affecting results at K-C de Mexico.

•
Adjusted earnings per share in a range of $4.80 to $4.90, up 3 to 5 percent compared to adjusted earnings per share of $4.68 in 2010. The company's previous guidance was that 2011 adjusted earnings per share were more likely to be in the lower half of the guidance range of $4.80 to $5.05.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non‑GAAP financial measures.

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

•
Pulp and tissue restructuring charges. In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  The restructuring is expected to be completed by December 31, 2012. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the three and nine months ended September 30, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2011.

•
Non-deductible business tax charge in Colombia due to legislative change. The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. This first quarter assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the nine months ended September 30, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2011.

•	Adoption of highly inflationary accounting for our Venezuelan operations. The company recorded a loss in the first quarter 2010 for the remeasurement of the local currency balance sheet in

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Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the nine months ended September 30, 2010 and for the full year of 2010.
In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non‑GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP

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and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people - nearly a quarter of the world's population - trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 139-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including sales volumes, anticipated currency rates and exchange risk, raw material, energy and other input costs, revenue realization, cost savings and reductions, cash flow and uses of cash, market demand and economic conditions, changes in finished product selling prices, the anticipated costs, scope, timing and effects of the pulp and tissue restructuring, anticipated financial and operating results, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2010 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Three Months Ended September 30
	2011	2010	Change

Net Sales	$5,382	$4,979	+8.1%
Cost of products sold	3,794	3,365	+12.7%

Gross Profit	1,588	1,614	-1.6%
Marketing, research and general expenses	943	909	+3.7%
Other (income) and expense, net	(17)	7	N.M.

Operating Profit	662	698	-5.2%
Interest income	5	5	—
Interest expense	(70)	(59)	+18.6%

Income Before Income Taxes and Equity Interests	597	644	-7.3%
Provision for income taxes	(174)	(195)	-10.8%
Income Before Equity Interests	423	449	-5.8%
Share of net income of equity companies	35	40	-12.5%

Net Income	458	489	-6.3%
Net income attributable to noncontrolling interests	(26)	(20)	+30.0%

Net Income Attributable to Kimberly-Clark Corporation	$432	$469	-7.9%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$1.09	$1.14	-4.4%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

Notes:

1.Charges for the pulp and tissue restructuring are included in the Consolidated Income Statement as follows:

Three Months Ended September 30, 2011

Cost of products sold	$95

Provision for income taxes	(29)

Net Income Attributable to Kimberly-Clark Corporation	$66

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Nine Months Ended September 30
	2011	2010	Change

Net Sales	$15,670	$14,671	+6.8%
Cost of products sold	11,062	9,766	+13.3%

Gross Profit	4,608	4,905	-6.1%
Marketing, research and general expenses	2,804	2,719	+3.1%
Other (income) and expense, net	(27)	112	N.M.

Operating Profit	1,831	2,074	-11.7%
Interest income	13	16	-18.8%
Interest expense	(205)	(180)	+13.9%

Income Before Income Taxes and Equity Interests	1,639	1,910	-14.2%
Provision for income taxes	(499)	(617)	-19.1%
Income Before Equity Interests	1,140	1,293	-11.8%
Share of net income of equity companies	122	130	-6.2%

Net Income	1,262	1,423	-11.3%
Net income attributable to noncontrolling interests	(72)	(72)	—

Net Income Attributable to Kimberly-Clark Corporation	$1,190	$1,351	-11.9%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$2.98	$3.25	-8.3%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)
Notes:

1. Charges for the pulp and tissue restructuring and a non-deductible business tax charge related to a law change in Colombia are included in the Consolidated Income Statement as follows:

	Nine Months Ended September 30, 2011
	Restructuring Charges	Business Tax Charge	Total

Cost of products sold	$262	$—	$262
Marketing, research and general expenses	5	32	37
Provision for income taxes	(85)	—	(85)
Share of net income of equity companies	—	3	3
Net Income Attributable to Kimberly-Clark Corporation	$182	$35	$217

2. Effective January 1, 2010, we began accounting for our Venezuelan subsidiary’s operations as highly inflationary and the subsidiary’s functional currency became the U.S. dollar, as required by U.S. accounting rules.  As a result, we recorded an after tax charge of $96 million in first quarter 2010 to remeasure the subsidiary’s bolivar-denominated net monetary asset position into U.S. dollars at an exchange rate of approximately 6 bolivars per U.S. dollar.  This charge was recorded in the following Consolidated Income Statement line items:

Nine Months Ended September 30, 2010
Cost of products sold	$19

Other (income) and expense, net	79

Provision for income taxes	(2)

Net charge	$96

3.	Other Information:

	Nine Months Ended September 30
	2011	2010
Cash Dividends Declared Per Share	$2.10	$1.98

	September 30
Common Shares (Millions)	2011	2010
Outstanding, as of	393.3	408.0

Average Diluted for:
Three Months Ended	395.2	412.6
Nine Months Ended	398.8	415.9
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

Supplemental Financial Information:

Preliminary Balance Sheet Data:	September 30 2011	December 31 2010

Cash and cash equivalents	$1,232	$876

Accounts receivable, net	2,434	2,472

Inventories	2,421	2,373

Total current assets	6,539	6,328

Total assets	19,630	19,864

Accounts payable	2,262	2,206

Debt payable within one year	758	344

Redeemable preferred securities of subsidiary (current)	506	506

Total current liabilities	5,816	5,338

Long-term debt	5,422	5,120

Redeemable preferred and common securities of subsidiaries	541	541

Stockholders’ equity	5,463	6,202

	Three Months Ended September 30		Nine Months Ended September 30
Preliminary Cash Flow Data:	2011	2010	2011	2010

Depreciation and amortization	$291	$205	$821	$607

Cash provided by operations	750	745	1,771	1,796

Capital spending	221	248	656	611

Cash used for (provided by) investing	(37)	223	395	512

Cash dividends paid	275	271	824	796

Cash used for financing	438	594	1,031	1,506

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30

Description of Business Segments

We are organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care. The reportable segments were determined in accordance with how our executive managers develop and execute our global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net and income and expense not associated with the business segments, including the charges related to the pulp and tissue restructuring.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants, baby wipes, feminine and incontinence care products, and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard, Kimcare and Jackson brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical drapes and gowns, infection control products, face masks, exam gloves, respiratory products, pain management products primarily sold through I-Flow, and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard, ON-Q and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Three Months Ended September 30			Nine Months Ended September 30
	2011	2010	Change	2011	2010	Change

NET SALES:

Personal Care	$2,390	$2,183	+9.5%	$6,918	$6,501	+6.4%
Consumer Tissue	1,711	1,643	+4.1%	5,054	4,778	+5.8%
K-C Professional & Other	863	781	+10.5%	2,477	2,312	+7.1%
Health Care	407	367	+10.9%	1,186	1,078	+10.0%

Corporate & Other	11	5	N.M.	35	2	N.M.

Consolidated	$5,382	$4,979	+8.1%	$15,670	$14,671	+6.8%

OPERATING PROFIT:

Personal Care	$396	$428	-7.5%	$1,185	$1,343	-11.8%
Consumer Tissue	206	156	+32.1%	529	488	+8.4%
K-C Professional & Other	127	116	+9.5%	360	356	+1.1%
Health Care	56	49	+14.3%	159	148	+7.4%

Corporate & Other(a)(b)	(140)	(44)	N.M.	(429)	(149)	N.M.

Other (income) and expense, net(b)	(17)	7	N.M.	(27)	112	N.M.

Consolidated	$662	$698	-5.2%	$1,831	$2,074	-11.7%

(a)
For the three and nine months ended September 30, 2011, Corporate & Other includes pulp and tissue restructuring charges of $95 million and $267 million, respectively.  In addition, for the nine months ended September 30, 2011, Corporate & Other includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

(b)
For the nine months ended September 30, 2010, Corporate & Other includes a $19 million charge and Other (income) and expense, net includes a $79 million charge related to the adoption of highly inflationary accounting in Venezuela.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED SEPTEMBER 30

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2011
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Consolidated	8.1	—	3	1	4

Personal Care	9.5	3	3	(1)	4

Consumer Tissue	4.1	(6)	4	1	5

K-C Professional & Other	10.5	3	2	—	5

Health Care	10.9	9	(1)	—	3

	Nine Months Ended September 30, 2011
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Consolidated	6.8	1	2	—	4

Personal Care	6.4	2	1	(1)	4

Consumer Tissue	5.8	(2)	3	1	4

K-C Professional & Other	7.1	2	2	(1)	4

Health Care	10.0	8	—	—	2

(a) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables below and on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	Income (Expense)	Diluted Earnings Per Share	Income (Expense)	Diluted Earnings Per Share

Adjusted Earnings	$498	$1.26	$1,407	$3.53

Adjustment for charges related to the pulp and tissue restructuring	(66)	(.17)	(182)	(.46)

Adjustment for non-deductible business tax charge related to law change in Colombia	—	—	(35)	(.09)

Net Income Attributable to Kimberly-Clark Corporation	$432	$1.09	$1,190	$2.98

	Nine Months Ended September 30, 2010
	Income (Expense)	Diluted Earnings Per Share

Adjusted Earnings	$1,447	$3.48

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(96)	(.23)

Net Income Attributable to Kimberly-Clark Corporation	$1,351	$3.25

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Twelve Months Ended December 31, 2010
	Income (Expense)	Diluted Earnings Per Share

Adjusted Earnings	$1,939	$4.68

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(96)	(.23)

Net Income Attributable to Kimberly-Clark Corporation	$1,843	$4.45

OPERATING PROFIT SUMMARY:

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011

Adjusted Operating Profit	$757	$2,130

Adjustment for charges related to the pulp and tissue restructuring	(95)	(267)

Adjustment for non-deductible business tax charge related to law change in Colombia	—	(32)

Operating Profit	$662	$1,831

Nine Months Ended September 30, 2010

Adjusted Operating Profit	$2,172

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(98)

Operating Profit	$2,074

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

EFFECTIVE INCOME TAX RATE RECONCILIATION:

	Three Months Ended September 30, 2011
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Effective Income Tax Rate

Adjusted	$692	$203	29.3%

Adjustment for pulp and tissue restructuring	(95)	(29)

As reported	$597	$174	29.1%

	Nine Months Ended September 30, 2011
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Effective Income Tax Rate

Adjusted	$1,938	$584	30.1%

Adjustment for pulp and tissue restructuring	(267)	(85)

Adjustment for non-deductible business tax charge related to law change in Colombia	$(32)	$—

As reported	$1,639	$499	30.4%

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30

OUTLOOK FOR 2011

ESTIMATED FULL YEAR 2011 DILUTED EARNINGS PER SHARE:

Adjusted Earnings Per Share	$4.80	-	$4.90

Adjustment for charges related to the pulp and tissue restructuring	(.79)	-	(.67)

Adjustment for non-deductible business tax charge related to law change in Colombia	(.09)	-	(.09)

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$3.92	-	$4.14

ESTIMATED FULL YEAR EFFECTIVE TAX RATE:

Adjusted Effective Tax Rate	30.0%	-	32.0%

Adjustments for the charges related to the pulp and tissue restructuring and non-deductible business tax charge related to law change in Colombia	.4	-	.4

Effective Tax Rate	30.4%	-	32.4%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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